Exhibit 10.2
USG CORPORATION
STOCK COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated Effective as of January 1, 2005)

USG CORPORATION
STOCK COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated as of January 1, 2005)
Article 1. Establishment, Purpose, and Duration
     1.1 Establishment of the Plan. USG Corporation, a Delaware corporation (the “Corporation”), hereby amends and restates in its entirety the non-employee director incentive stock compensation plan known as the “USG Corporation Stock Compensation Program for Non-Employee Directors” (herein, as so amended and restated, called the “Plan”), as set forth in this document. The Plan provides for the annual grant of cash or shares of the common stock of the Corporation (“Shares”) to non-employee directors and for the acquisition of Deferred Stock Units (as herein defined) by non-employee directors, subject to the terms and provisions set forth herein.
     The effective date of this amendment and restatement of the Plan is January 1, 2005. The Plan was originally effective as of July 1, 1997 (the “Effective Date”).
     The Plan is intended as a replacement for certain compensation arrangements for non-employee directors in effect prior to the Effective Date and the Corporation’s Directors’ Deferred Fee Plan (collectively, the “Prior Programs”). The Prior Programs will continue to apply in the future only with respect to applicable compensation earned by non-employee directors for periods of service prior to July 1, 1997.
     1.2. Purpose of the Plan. The purpose of the Plan is to promote the achievement of long-term objectives of the Corporation by linking the personal interests of non-employee directors to those of the Corporation’s stockholders and to attract and retain non-employee directors of outstanding competence.
     1.3 Duration of the Plan. The Plan commenced as of the Effective Date and shall remain in effect until terminated or amended by the Board of Directors pursuant to Article 10.
Article 2. Definitions
     In addition to the terms defined in the Plan, these terms shall have the meanings set forth below:
(a)	“Code” means the Internal Revenue Code of 1986, as amended.

(b)	“Deferred Stock Unit” or “Unit” means an award acquired by a Participant as a measure of participation under the Plan, and having a value which changes in direct relation to changes in the value of the Shares during the applicable period. A Participant’s Deferred Stock Units shall be further divided into the “Grandfathered Units” and the “Non-Grandfathered Units” in accordance with the terms of Section 7.5 of the Plan.

(c)	“Fair Market Value” shall equal the mean of the high and low sales prices of a Share on The New York Stock Exchange on the relevant date, or, if there were no sales on such date, on the last trading date preceding the relevant date.

(d)	“Grant Date” means the scheduled date of an annual equity grant made pursuant to Section 5.1 of the Plan or of an annual grant made pursuant to Section 9.1 of the Plan.

(e)	“Service Year” means a fiscal year commencing July 1 and ending on the following June 30.

(f)	“Termination of Service” means a separation from service as defined under Section 409A of the Code.
Article 3. Administration
     3.1 Governance Committee. The Plan shall be administered by the Governance Committee (formerly called the Committee on Directors) (the “Committee”) of the Board of Directors of the Corporation, subject to the restrictions set forth in the plan.
     3.2 Administration by the Committee. The Committee shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions. In no event, however, shall the Committee have the power to determine Plan eligibility, or to determine the number, the value, the vesting period, or the timing of awards to be made under the Plan (all such determinations being automatic pursuant to the provisions of the Plan).
     3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan, and all related orders or resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Corporation, its shareholders, employees, directors, Participants, and their estates and beneficiaries.

Article 4. Participation
     4.1 Participation. Except as otherwise expressly provided below, persons eligible to participate in the Plan are limited to non-employee directors who are serving on the Board on the date of each scheduled award under the Plan (“Participants”).
Article 5. Annual Equity Grants
     5.1 Annual Equity Grants. Commencing July 1, 1998, each Participant shall receive an annual equity grant of five hundred (500) Shares on July 1 each year, or a proportionate share of such grant based on full months of service as a non-employee director since the prior July 1. In lieu of issuing fractional Shares, the Corporation shall round up to the nearest full Share.
     5.2 Timing of Payout. Certificates for Shares awarded pursuant to this Article 5 shall be issued as soon as administratively practicable following July 1 each year.
     5.3 Deferral Election. In lieu of receiving his or her annual equity grant in Shares, any Participant may elect to receive all or a portion of any such grant in the form of Deferred Stock Units. Any such election shall be made pursuant to Article 7.
     5.4 Biennial Review. The Committee shall conduct a biennial review of the appropriateness of the annual equity awards granted pursuant to this Article 5. In the event the Committee determines that an adjustment in the amount of equity awards pursuant to this Article 5 is appropriate, the Committee shall make a recommendation to the Board for an appropriate amendment.
     5.5 Termination of Annual Equity Grants after July 1, 2005. Notwithstanding the foregoing, the annual equity grants provided for in this Article 5 shall not be granted after the final grant made to Participants on the July 1, 2005 Grant Date and no further biennial review shall be conducted pursuant to Section 5.4.
Article 6. Retainer Share Payments
     6.1 Portion of Retainers Paid in Shares. During the term of this Plan, each Participant shall receive twenty-five percent (25%) of his or her annual retainer for board service in the form of Shares, payable as the third quarter installment of such annual retainer.
     6.2 Number of Shares Paid. The number of Shares to be issued pursuant to Section 6.1 will be determined on September 25th of each year (or the next trading date if such date is not a date on which shares are traded on The New York Stock Exchange), and shall equal twenty-five percent (25%) of the then current annual retainer for board service, divided by the Fair Market Value of a Share on such date. In lieu of issuing fractional Shares, the Corporation shall round up to the nearest full share.
     6.3 Timing of Payout. Certificates for Shares payable pursuant to this Article 6 shall be issued as soon as administratively practicable following the conclusion of the third calendar quarter.
     6.4 Temporary Suspension. The payment of 25% of the Participant’s annual retainers for Board service was suspended by action of the USG Board of Directors in May, 2001. This feature of the plan will continue to be suspended until the Corporation emerges from Chapter 11 proceedings which it filed in June, 2001 and the Board of Directors thereafter approves the recontinuation of this feature, subject to any then required approval by stockholders of the Corporation.
Article 7. Annual Deferral Opportunity
     7.1 Termination of Prior Programs; Deferral of Retainers and Meeting Fees. The Prior Programs are hereby terminated. In lieu thereof, any Participant may elect during the term of this Plan to receive all or a portion of the cash component of his or her annual retainer or meeting fees for board service in the form of Deferred Stock Units. Subject to Section 7.2 of the Plan, any Participant may also elect to receive (i) all or a portion of his or her annual equity grant made pursuant to Section 5.1 and (ii) all of his or her annual grant made pursuant to Section 9.1 of the Plan in the form of Deferred Stock Units. Elections to receive Deferred Stock Units shall be irrevocable and shall be subject to the provisions of this Article 7 and Article 8 and Article 9. Notwithstanding the foregoing, no annual retainer and meeting fees may be deferred in the form of Deferred Stock Units or otherwise after May 1, 2001.
     7.2 Annual Deferral Election.
     (a) A Participant may make an annual election to defer (i) all or a portion of his or her annual equity grant under Section 5.1 of the Plan and (ii) all of his or her annual grant under Section 9.1 of the Plan in the form of Deferred Stock Units, provided that deferral elections with respect to annual equity grants under Section 5.1 of the Plan may only be made in ten percent (10%) increments, and provided further that no deferral elections may be made with respect to the annual grants made pursuant to Section 9.1 of the Plan with a Grant Date of July 1, 2006.
     (b) Such deferral elections shall be made by December 31 of the calendar year next preceding the first day of the Service Year for which such grants would otherwise be earned, provided that a non-employee director who first commences service on the Board during the course of a Service Year, rather than on the first day of such Service Year, shall make such deferral election no later than thirty (30) days following the date the non-employee director first commences service, and such deferral election shall be effective only with regard to the portion of the grant earned during such Service Year following the filing of the deferral election.

     (c) Subject to Section 8.3 of the Plan, a Participant’s deferral election shall also contain the election (if any) regarding the form of payment of the Participant’s Account attributable to the amounts deferred.
     7.3 Number of Deferred Stock Units. The number of Deferred Stock Units to be granted in connection with an election pursuant to Section 7.2 shall equal: (w) in the case of annual equity grants, the number of Shares being deferred; (x) in the case of an annual retainer, the dollar value of the portion of the annual retainer being deferred divided by the Fair Market Value of a Share on the last day of the applicable quarter; (y) in the case of meeting fees, the dollar value of the portion of the meeting fees being deferred divided by the Fair Market Value of a Share on the applicable meeting date; and (z) in the case of annual grants, the amount of the annual grant divided by the Fair Market Value of a Share on the last trading date preceding the Grant Date.
     7.4 Vesting of Deferred Stock Units. Subject to the terms of this Plan, all Deferred Stock Units acquired under this Article 7 shall vest upon the acquisition of such Deferred Stock Units, which date, with respect to Deferred Stock Units attributable to the deferral of annual equity grants made pursuant to Section 5.1 of the Plan and annual grants made pursuant to Section 9.1 of Plan, means the applicable Grant Date.
     7.5 Application of the American Jobs Creation Act of 2004 (“AJCA”).
     (a) The following awards of Deferred Stock Units (and all earnings thereon) (the “Grandfathered Units”) are “grandfathered” under Section 409A of the Code (as enacted by the AJCA) and, as such, shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the enactment of Section 409A of the Code: (i) Deferred Stock Units attributable to the deferral of annual retainer and meeting fees prior to May 1, 2001; and (ii) Deferred Stock Units attributable to the deferral of annual equity grants made pursuant to Section 5.1 of the Plan with a Grant Date on or before July 1, 2004.
     (b) The following awards of Deferred Stock Units (and all earnings thereon) (the “Non-Grandfathered Units”) are subject to the provisions of Section 409A of the Code (as enacted by the AJCA): (i) Deferred Stock Units attributable to the deferral of the annual equity grant made pursuant to Section 5.1 of the Plan with a Grant Date of July 1, 2005; and (ii) Deferred Stock Units attributable to the deferral of annual grants made pursuant to Section 9.1 of the Plan with a Grant Date on or after July 1, 2007 (the “New Units”).
     (c) To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted under Section 409A of the Code and may be made by the Corporation without the consent of the Participants).

Article 8. Deferred Stock Units
     8.1 Value of Deferred Stock Units. Each Deferred Stock Unit shall have a value that is equal to the Fair Market Value of a Share on the relevant valuation date, it being understood that subsequent to the date of an award or acquisition of a Deferred Stock Unit, its value shall change in direct relationship to changes in the Fair Market Value of a Share.
     8.2 Dividend Equivalents. Dividend equivalents shall be earned on Deferred Stock Units provided under this Plan and shall be converted into an equivalent amount of Deferred Stock Units based upon the value of a Deferred Stock Unit on the payment date of the related dividend. The converted Deferred Stock Units will be fully vested upon conversion.
     8.3 Amount and Normal Form of Payout; Installment Payment Elections.
     (a) The amount payable to a Participant shall be the aggregate value of the Participant’s vested Deferred Stock Units, if any, on the date of the Participant’s Termination of Service on the Board, normally payable in cash in a lump sum within thirty (30) days following such Termination of Service.
     (b) Notwithstanding the foregoing, in lieu of such a lump sum payment a Participant may elect, in a writing filed with the Corporate Secretary of the Corporation, to receive payment of such amount in two installments. The first installment, equal to fifty percent (50%) of such amount, shall be made within thirty (30) days following the Participant’s Termination of Service on the Board. The second installment, including interest credited at the prime interest rate of JP Morgan Chase Bank in effect on the date of such Termination of Service, shall be made one year after the date of the first installment. A Participant shall make such an installment payment election as follows: (i) elections with respect to Grandfathered Units must be made no later than twelve (12) months prior to the Participant’s Termination of Service on the Board; and (ii) elections with respect to Non-Grandfathered Units (including those Non-Grandfathered Units attributable to the deferral of the annual equity grants made pursuant to Section 5.1 of the Plan with a Grant Date of July 1, 2005) must be made on or before December 31, 2005, provided that a non-employee director who first commences service on the Board after December 31, 20005 must make such an installment payment election (if any) at the same time the director makes his or her first election to defer under Section 7.2(b) of the Plan. Once elected, there will be no changes allowed to installment payment elections for Non-Grandfathered Units.
     8.4 Deferred Stock Unit Account. A Deferred Stock Unit Account (the “Account”) shall be established and maintained by the Corporation for each Participant receiving Deferred Stock Units under the Plan. As the value of each Deferred Stock Unit changes pursuant to Section 8.1, the Account established on behalf of each Participant shall be adjusted accordingly. Each Account shall be the record of the

Deferred Stock Units granted to the Participant under Articles 7 and 9 of the Plan, shall be maintained solely for accounting purposes, and shall not require a segregation of any Corporation assets. A Participant’s Account shall be further divided into the following sub-accounts: (i) a sub-account which shall be the record of the Grandfathered Units granted to a Participant and (ii) a sub-account which shall be the record of the Non-Grandfathered Units granted to a Participant.
     8.5 Annual Reports. Participants with Deferred Stock Units shall receive annual reports providing detailed information about their Accounts and changes in their Accounts during the preceding year.
Article 9. Annual Grant in Cash or Equity
     9.1 Annual Grant in Cash or Equity. For the remaining time during which the Corporation is a Debtor in Chapter 11 proceedings, each non-employee director of the Corporation shall receive an annual grant equal to $30,000 or a proportionate share of such grant based on full months of service as a non-employee director since the prior July 1, normally payable in cash in a lump sum. The regular Grant Date each year shall be July 1, commencing July 1, 2006. Notwithstanding the foregoing, in lieu of such a lump sum cash payment a Participant may elect, in a writing filed with the Corporate Secretary of the Corporation, to receive payment in an equivalent amount in Shares valued at the Fair Market Value of a Share on the last trading date preceding the Grant Date.
     9.2 Timing of Payout. Payments in cash or certificates for Shares elected pursuant to this Article shall be distributed as soon as administratively practicable following the applicable Grant Date.
     9.3 Deferral Election. In lieu of receiving a distribution in cash or Shares, any Participant may elect to receive all of such grant in the form of New Units. Any such election shall be made pursuant to Article 7.
     9.4 Pro Rata Payment. To amplify Section 9.1, any non-employee director who incurs a Termination of Service before a Grant Date shall nevertheless be entitled to receive a proportionate payment based on the number of full months of service since the preceding July 1, in a lump sum within 30 days of such Termination of Service, in whatever form the terminated non-employee director elects, cash or Shares, provided that proportionate payment shall be made in the form of two cash installment payments (determined in the manner described in Section 8.3(b) of the Plan) if the non-employee director made a deferral election with respect to the annual grant under Article 7 of the Plan, and, in connection with such election, elected to receive installment payments under Section 8.3(b) of the Plan.
Article 10. Amendment, Modification, and Termination
     10.1 Amendment, Modification, and Termination. The Board may

terminate, amend, or modify the Plan at any time and from time to time.
     10.2 Awards Previously Granted. Unless required by law, and subject to Section 7.5(c) of the Plan, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any award previously provided under the Plan, without the written consent of the Participant holding such award.
Article 11. Miscellaneous
     11.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     11.2 Benefit Transfers. The interests of any Participant or beneficiary entitled to payments hereunder shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or rights which he or she may expect to receive, contingently or otherwise under this Plan except as may be required by the tax withholding provisions of the Code or of a state’s income tax act. Notwithstanding the foregoing, amounts payable with respect to a Participant hereunder may be paid as follows:
(a)	Payments with respect to a disabled or incapacitated person may be paid to such person’s legal representative for such person’s benefit, to a custodian under the Uniform Gifts or Transfers to Minors Act of any state, or to a relative or friend of such person for such person’s benefit; and

(b)	Transfers by the Participant to a grantor trust established pursuant to Sections 674, 675, 676 and 677 of the Code for the benefit of the participant or a person or persons who are members of his or her immediate family (or for the benefit of their descendants) shall be recognized and given effect, provided that any such transfer has not been disclaimed prior to the payment, and the trustee of such trust certifies to the Committee that such transfer occurred without any payment of consideration for such transfer.
     11.3 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form as provided in Appendix A hereto, and will be effective only when filed by the Participant in writing with the Corporate Secretary of the Corporation, acting on behalf of the Board, during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     11.4 No Right of Nomination. Nothing in this Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation’s shareholders.
     11.5 Shares Available. The Shares delivered under the Plan may be either treasury shares, originally issued Shares, or Shares that have been reacquired by the Corporation, including shares purchased in the open market.
     11.6 Stock Splits/Stock Dividends. In the event of any change in the outstanding Shares of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of Shares, or the like, the aggregate number of and class of Shares and Deferred Stock Units awarded hereunder may be appropriately adjusted by the Committee, whose determination shall be conclusive.
     11.7 Successors. All obligations of the Corporation under the Plan with respect to awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

     11.8 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     11.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.
Chicago, Illinois
November 9, 2005